Exhibit 10.1

DATED 19 October 2015

(1) VISLINK INTERNATIONAL LIMITED

- And -

(2) JAMES WALTON

SERVICE AGREEMENT

 CONTENTS

1.	DEFINITIONS	2
2.	APPOINTMENT	3
3.	DURATION OF THE EMPLOYMENT	3
4.	HOURS AND PLACE OF WORK	3
5.	SCOPE OF THE EMPLOYMENT	4
6.	REMUNERATION	6
7.	COMPANY CAR	7
8.	EXPENSES	7
9.	DEDUCTIONS	8
10.	HOLIDAYS	8
11.	SICKNESS BENEFITS	9
12.	PENSIONS	10
13.	OTHER BENEFITS	11
14.	RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE	12
15.	CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS	14
16.	INVENTIONS AND OTHER INTELLECTUAL PROPERTY	15
17.	TERMINATION	17
18.	RECONSTRUCTIVE OR AMALGAMATION	20
19.	RESTRICTIVE COVENANTS	20
20.	GRIEVANCE AND DISCIPLINARY PROCEDURE	24
21.	COLLECTIVE AGREEMENTS	24
22.	DATA PROTECTION	24
23.	NOTICES	25
24.	FORMER SERVICE AGREEMENTS	25
25.	CHOICE OF LAW AND SUBMISSION TO JURISDICTION	25
26.	THIRD PARTY RIGHTS	25

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THIS AGREEMENT is made on 19 October 2015

BETWEEN:

(1)	VISLINK INTERNATIONAL LIMITED (No 2074604) whose registered office is at Marlborough House, Charnham Lane, Hungerford, Berkshire, RGI7 OEY (“the Company”); and

(2)	James Walton of 1 Defford Close, Wokingham, Berkshire, RG41 1HJ (the “Executive”).

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	In this Agreement unless the context otherwise requires:

(a)	the following expressions have the following meanings:

“the Board”	means the Board of Directors for the time being of the Company’s immediate holding company or any committee duly appointed by the Board of Directors

“the Employment”	means the Executive’s employment under this Agreement

“the Group”	means the Company and the Group Companies

“Group Company”	means Vislink plc (company number 4082188) or any subsidiary or associate for the time being of the Company or Vislink plc (other than the Company) (holding company and subsidiary shall have the meanings ascribed thereto by section 1159 of the Companies Act 2006)

“Chief Executive Officer”	means the Chief Executive Officer from time to time of the Company

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(b)	references to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

(c)	the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement;

(d)	a reference to any statutory or legislative provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time.

2.	Appointment

2.1	The Company shall employ the Executive and the Executive agrees to act as Chief Financial Officer and Chief Operating Officer of the Company, reporting to the Chief Executive Officer, on and subject to the terms and conditions specified herein.

3.	Duration of the Employment

3.1	The Employment commenced on 15 October 2012 and subject to clause 17, shall continue until terminated by either party giving to the other not less than 6 months’ notice in writing.

3.2	The Executive has no previous employment with the Company that qualifies for continuous service.

3.3	The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which may in any way restrict or prohibit him from entering into this Agreement or from performing his duties under this Agreement.

4.	Hours and place of work

4.1	The Executive shall work such hours as are necessary for the proper performance of his duties, with a minimum of 37.5 hours from 9:00 am to 5:30 pm Monday to Friday at the Company’s Hemel Hempstead office or other offices as agreed.

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4.2	The Executive’s main place of work will be the Company’s Hemel Hempstead office, subject to a possible move anywhere within the environs of Hemel Hempstead and the Company may also require the Executive to travel on Company business to any location as may be required for the proper performance of the Executive’s duties on a temporary basis. The Executive will be given reasonable notice of any change in his place of work.

4.3	The Executive acknowledges that under Regulation 4 of the Working Time Regulations 1998, he has the right not to work in excess of an average of 48 hours for each 7 days (“the Limit”). For the purposes of Regulation 5 of the Working Time Regulations 1998, the Executive by signing this Agreement, agrees that the Limit shall not apply to the Employment.

4.3.1	For the purposes of clause 4.3;

4.3.1.1	Working Time shall include the Executive’s normal hours of work;

4.3.1.2	the 17-week averaging period shall be deemed to have commenced on 1st April 2015.

4.3.2	The length of written notice which the Executive is obliged to give the Company to terminate his agreement to work more than the Limit is 3 months.

5.	Scope of the Employment

5.1	The Executive shall be employed as Chief Finance Officer and Chief Operating Officer of the Company, in which position he shall:

(a)	devote substantially the whole of his time, attention and skill to the performance of his duties and work closely with other executives of the Group on projects as directed from time to time by the Chief Executive Officer;

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(b)	faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him by the Board;

(c)	use his reasonable endeavours to promote and protect the interests of the Company and the Group and shall not do anything which is harmful to those interests or impair his ability to act for the Company or the Group;

(d)	obey the reasonable and lawful directions of the Board; and

(e)	comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

5.2	The Company reserves the right, subject to the prior approval of the Board:

5.2.1	to suspend all or any of the Executive’s duties and powers on any terms as it considers expedient (including a term that the Executive shall not attend at the Company’s or any Group Company’s premises and/or that the Executive shall not contact or have dealings with any customer, client, supplier or employee of the Company or any Group Company) in order to deal with any disciplinary issues; or

5.2.2	to require the Executive to carry out the duties of another position either in addition to or instead of his duties as Chief Finance Officer and Chief Operating Officer of Vislink International Ltd.

5.3	During the Employment the Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from its premises or the premises of any Group Company.

5.4	The Company shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time.

5.5	The Executive shall, if and as long as the Company requires, and without entitlement to any further remuneration than is provided for in this Agreement;

(a)	carry out his duties on behalf of any Group Company; and

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(b)	act as a director or officer of any Group Company.

5.6	The Company may at its sole discretion transfer this Agreement to any Group Company at any time.

6.	Remuneration

6.1	The Company shall pay to the Executive a basic annual salary at the rate of £140,000 per annum, payable by equal monthly installments in arrears on or about the 27th of each calendar month. The Board will review the Executive’s salary annually at the end of the first quarter of each financial year. Such review shall not result in a salary decrease and the Executive shall have no contractual right to an increase in salary following such review.

6.2	The Company may, at its discretion, pay the Executive a bonus based on the Group’s performance against the year-end budget and other personal performance criteria, of such amount as the Remuneration Committee of the Group may determine in respect of each complete financial year of the Company during which the Employment subsists. For the avoidance of doubt, it is agreed that the Executive shall have no contractual right to any bonus payment under this Clause. The Company reserves the right to change the rules of any bonus schemes to ensure compliance with legislative or regulatory requirements.

6.3	The remuneration specified in clauses 6.1. and 6.2 shall be inclusive of any fees to which the Executive may become entitled to as an Executive of the Company or any Group Company.

6.5	Payment of salary and bonus to the Executive shall be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit.

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7.	Company Car

7.1	The Company shall provide the Executive with the benefit of a car allowance with a credit card for his use in connection with business and private use.

7.2	If the Executive shall be convicted of any offence under the Road Traffic Acts or become involved in any accident involving the company car, he shall forthwith notify the Board and supply such information in connection therewith as the Board may request.

7.3	The Executive shall not do or omit to do anything which would or might make void or prejudice any motor insurance policy.

7.4	The Company shall pay to the Executive the sum of £550 per month (or such other sums as the Board may decide having regard to the Executive’s position and remuneration). The Executive shall select a car, insure and maintain it in good condition, such that it is suitable for business use and appropriate for his position and role with the company. The Executive shall comply with all regulations laid down by the Company from time to time in respect of car allowances.

7.5	Business miles excludes travel to and from home.

7.6	The Company shall provide the Executive with the benefit of a credit card. He will be permitted to use the card to pay for fuel for reasonable private journeys in the UK in addition to all business mileage. The fuel costs for any excessive private journeys shall be borne by the Executive. The fuel costs for any private journeys outside the United Kingdom shall be borne by the Executive.

8.	Expenses

8.1	The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him, whether in cash or by use of any credit card, in the proper performance of his duties, subject to the Executive providing such receipts or other evidence as the Company may require. All expenses incurred by the Executive shall be submitted monthly to the Chief Executive Officer for approval prior to reimbursement.

8.2	The Executive will be issued with a company credit card on condition that he:

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(a)	takes good care of such card and forthwith reports any loss of it to the Company;

(b)	uses the card only for the purposes of the Company’s business or the business of the Group in accordance with any Company or Group policy applicable thereto; and

(c)	returns the card forthwith to the Company on request.

9.	Deductions

9.1	For the purposes of the Employment Rights Act 1996, sections 13-27, the Executive hereby authorises the Company, on providing reasonable notice to the Executive, to deduct from his salary and/or any other sums due under this Agreement any sums due from him to the Company including, without limitation, the Executive’s pension contributions (if any), any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company’s property caused by him and any losses suffered by the Company as a result of any negligence or breach of duty by the Executive, provided the damage or loss is not recoverable under any policy of insurance in place by the Company at the time of the damage or loss.

10.	Holidays

10.1	The Executive shall be entitled to receive his normal remuneration for all bank and public holidays normally observed in England and a further 25 working days’ holiday in each holiday year (being the period from 1st April to 31st March). The Executive may only take his holiday at such times as are agreed with the Chief Executive Officer, such consent not to be unreasonably withheld.

10.2	In the respective holiday years’ in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each complete month of service during the relevant year.

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10.3	If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement an amount in respect of the excess may be deducted from any sums due to him calculated on the same basis as in clause 10.2 and on the basis of a daily rate equal to 1/365th of the Executive’s basic annual salary. To the extent that any sums due to the Executive from the Company are insufficient to cover the excess, the Executive shall pay the balance to the Company immediately upon request. If the Executive has any unused holiday entitlement, the Board may either require the Executive to take such unused holiday during any notice period or make payment in lieu thereof.

10.4	Holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Board. Failure to take holiday entitlement in the appropriate holiday year or obtain prior approval to carry forward contractual holiday entitlement will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu thereof, except on termination of Employment in accordance with clause 10.3.

11.	Sickness benefits

11.1	The Company shall continue to pay the Executive’s salary and contractual benefits (but excluding any bonus) during any authorised period or periods of absence on medical grounds up to a maximum of 150 days (consecutively or in aggregate) in any period of 365 days provided that the Executive shall:

(a)	report any absences promptly to the Chief Executive Officer;

(b)	supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(c)	undergo at the Company’s expense a medical examination by a doctor appointed by the Company.

11.2	Payment of the Executive’s salary pursuant to clause 11.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.

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11.3	Once entitlement to salary under clause 11.1 lapses, the Executive shall have no mandatory right to any benefit or emolument from the Company, except to any permanent health insurance benefit in accordance with Clause 13.

11.4	In the event that the Executive’s entitlement to payment of salary under clause 11.1 lapses, the Executive shall have no further right to payment under 11.1 unless and until the Executive has actively performed his duties for the Company for a period of not less than 30 consecutive business days.

11.6	If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

(a)	forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection therewith;

(b)	if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(i)	the amount of damages recovered by him under any compromise, settlement or judgement; and

(ii)	the sums advanced to him by the Company in respect of the period of incapacity.

12.	Pension

12.1	The Company shall pay contributions to a personal pension scheme (“the Scheme”) nominated by the Group whilst the Executive remains an employee of the Company. The contribution shall be paid to the Scheme in monthly installments and shall be an annual amount equal to 5% of the Executive’s basic salary from time to time as defined in Clause 6.1 provided the Executive contributes 5% of gross base salary (this equates to 4% net after tax relief at basic rate).

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12.2	Any administration charges or other costs of establishing and running the Scheme shall be met from the amount in 12.1 as appropriate and shall not be payable by the Company in addition to such amounts.

13.	Other Benefits

13.	The Executive shall be entitled to participate in such permanent health insurance and medical expenses insurance schemes as the Company may from time to time maintain for the benefit of senior executives whilst the Executive remains an employee of the Company.

13.2	The Executive shall be entitled to participate in a life insurance scheme under which a lump sum benefit shall be payable on the Executive’s death while the Employment continues. The benefit shall be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death. The benefit is equal to 4 times the Executive’s basic annual salary at his death but basic annual salary for this purpose shall not exceed the allowable maximum (earnings cap) from time to time in force pursuant to Section 640A of the Income and Corporation Taxes Act 1988 as at the date of death.

13.3	Participation in any insurance scheme provided for the Executive under this Agreement:

(a)	is subject to its terms and conditions from time to rime in force;

(b)	is conditional on the Executive satisfying any applicable requirements of the insurers; and

(c)	is subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement or compensation) the scheme where non-standard terms and/or premiums are demanded by the insurance providers.

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13.4	The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

13.5	If having qualified for benefit under the permanent health insurance scheme it is a condition for continuing eligibility for any benefit that the Executive be an employee of the Company, the Company shall not terminate the Employment under clauses 3.1, 3.2 or 17.1(a) by reason of ill health.

14.	Restrictions on other activities by the Executive

14.1	The Executive shall not during the Employment (except with prior sanction of the Board) accept any appointment to any office in relation to any body, whether corporate or not, or be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking nor do anything to impair the Executive’s ability to act for the Company or any Group Company provided that this shall not prohibit the holding (directly or through nominees) of investments listed on the London Stock Exchange or in respect of which dealing takes place in the Alternative Investment Market on the London Stock Exchange or any recognized stock exchange as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held.

14.2	The Executive shall not during the Employment knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company and if during the Employment the Executive shall learn of any act or omission by any person whether or not employed by the Company or any Group Company which is calculated or may tend to prejudice or injure the interests of the Company or any Group Company he shall promptly report it to the Board giving all necessary particulars, irrespective of whether this may involve some degree of self-incrimination. This shall include without limit any behaviour by any current or former officer or employee of the Company or any Group Company which could reasonable be construed as an attempt to entice the Executive or any other employees of the Company or any Group Company to leave the employment of the Company or any Group Company.

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14.2	The Executive shall comply with:

(a)	every rule of law;

(b)	all codes of conduct from time to time adopted by the Board and with the Rules and Regulations of the London Stock Exchange and any other relevant regulatory body including (without limitation) the Model Code on directors’ dealing in securities; and

(c)	every regulation of the Company for the time being in force;

and shall require the Chairman of the Board’s prior authorisation in relation to dealings in shares or other securities of the Company or any Group Company.

14.3	The Executive shall at all times comply with any policies of the Company relating to anti-bribery and corruption and/or gifts and hospitality and shall not instruct, authorise or condone, expressly or impliedly, any corrupt activity. The Executive shall promptly report any breach or suspected breach of these policies, using the Company’s whistleblowing procedures for this purpose. The Executive shall cooperate fully with the Company in its investigation of any suspected bribery or corruption of which he becomes aware and, in accordance with any existing or revised company policy, he shall take reasonable preventative measures to stop bribery or corruption for which the Company may be liable.

14.4	Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission he shall account to the Company or the relevant Group Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest therein).

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15.	Confidential Information and company documents

15.1	The Executive shall not, either during the Employment (except in the proper performance of his duties) or at any time (without limit) after the termination of the Employment:

(a)	divulge or communicate to any person, company, business entity or other organisation;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of,

any trade secrets or Confidential Information relating to the Company or any Group Company but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

15.2	“Confidential Information” shall mean details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Executive is told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

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15.3	All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever or howsoever stored (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company; and

(b)	shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

16.	Inventions and other intellectual property

16.1	The parties foresee that the Executive may make inventions or create other industrial or intellectual property in the course of his duties under this Agreement and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

16.2	Any discovery, development, invention, or improvement, design, process, formula, information, computer program, copyright work, semi-conductor or other topography, trade mark or trade name or get-up made, created, devised, developed or discovered by the Executive during the continuance of the Employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) either alone or with any other person in connection with or in any way affecting or relating to the business of any company in the Group or capable of being used or adapted for use therein or in connection therewith (“Works”) shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct.

16.3	The Executive if and whenever required so to do by the Company shall at the expense of the Company or such Group Company as the Company may direct:

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(a)	apply or join with the Company or such Group Company in applying for letters patent, registered design, trade mark or other protection or registration in the United Kingdom and in any other part of the world for any Works; and

(b)	execute and do all instruments and things necessary for vesting patents, registered design, trademarks or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify; and

(c)	sign and execute all such documents and do all such acts as the Company may reasonably require in connection with any proceedings in respect of such applications and any publication or application for revocation of such patents, unregistered designs, trademarks or other protection.

16.4	The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which he may have in the Works or in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable, including, without limitation:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such work; and

(b)	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

16.5	The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party a certificate in writing signed by any Director or by the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

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16.6	Nothing in this clause shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

17.	Termination

17.1	The Employment shall be subject to termination by the Company:

(a)	subject to clause 13.5, by not less than 1 month’s notice in writing given at any time while the Executive shall have been incapacitated by reason of ill health or accident from performing his duties under this Agreement for a period of or periods aggregating 180 days in the preceding 365 clays;

(b)	by summary notice in writing if the Executive shall have:

(i)	committed any serious breach or repeated or continued (after written warning) any material breach of his obligations under this Agreement or failed to observe any material conditions of this Agreement or neglected, failed or refused to carry out duties properly assigned to him hereunder; or

(ii)	become bankrupt or had an interim order made against him under the Insolvency Act 1986 or compounded with his creditors generally; or

(iii)	failed to perform his duties to a standard satisfactory to the Board, after having received a written warning from the Company relating to the same; or

(iv)	been disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; or

(v)	been guilty of any serious breach or serious non-observance of any code of conduct, rule or regulation referred to in clause 14.2 or failed or ceased to be registered (where such registration is, in the opinion of the Board, required for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere; or

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(vi)	been convicted of an offence under any statutory enactment or regulation relating to insider dealing; or

(vii)	become of unsound mind or a patient within any statute relating to mental health; or

(viii)	been convicted of any arrestable criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

(ix)	committed any act of gross misconduct.

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

17.2	If the Company becomes entitled to terminate the appointment of the Executive hereunder pursuant to clause 17.1 (b), it shall be entitled (but without prejudice to its right subsequently to terminate such appointment on the same or any other ground) to suspend the Executive on such terms (including the provision or suspension of any benefit) for so long as it may think fit.

17.3	The Company reserves the right at any time to terminate the Employment by paying to the Executive a sum equal to his basic salary and other contractual benefits referable to the Employment excluding any bonus for the relevant period of notice only. The Company may exercise this right regardless of whether or by whom notice has been given and in respect of the whole or the balance of the notice period which would otherwise be required under that clause. For the avoidance of doubt, the right of the Company to make a payment in lieu of notice, does not give rise to any right of the Executive to receive such a payment.

17.4	The giving of any period of notice of termination under clauses 3.1 (whether given by the Company or the Executive), does not limit the Company’s right to suspend any of the Executive’s duties and powers under clauses 5.2 or 5.3. In addition, or alternatively, the Company may, during the whole or part of such period of notice, require the Executive to perform duties (including any modified duties arising from an exercise by the Company of its rights under clauses 5.2 or 5.3) at such locations as the Company may require consistent with clause 4.2. Throughout any such period of suspension or amendment;

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(a)        the Executive shall continue to receive his normal salary and other contractual benefits to which he is entitled under this Agreement;

(b)        without prejudice to the Company’s rights under clause 53, the Company shall be under no obligation to provide any work for the Executive and shall be entitled to appoint any other person or persons to perform the Executive’s duties under this Agreement, whether on a temporary or permanent basis;

(c)        the Executive shall not, without prior written permission of the Company, enter or attend any Group premises or contact any employees, officers, customers, clients, agents or suppliers of the Group.

17.5	The Executive shall not, subject to clause 17.6, during the Employment resign his office as a director of the Company or any Group Company, where applicable.

17.6	On the termination of the Employment or on either the Company or the Executive having served notice of such termination, the Executive shall:

(a)	at the request of the Company resign from any office as a Director of the Company and all offices held by him in any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(b)	forthwith deliver to the Company all materials within the scope of clause 15.3 and all credit cards, motor-cars, car keys, computers including any lap-top computers, mobile phones and any software, and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect thereto.

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18.	Reconstruction or amalgamation

18.1	If the Employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of the Employment.

19.	Restrictive covenants

19.1	For the purposes of clause 19.2 the following words have the following meanings:

(a)	“Company Goods” means any product, equipment or machinery researched into, developed, manufactured, distributed or sold by the Company with which the duties of the Executive were materially concerned or for which he was responsible during the 12 months immediately preceding the Termination Date;

(b)	“Company Services” means any services (including but not limited to technical and product support, technical advice and customer services) supplied by the Company with which the duties of the Executive were materially concerned or for which he was responsible during the 12 months immediately preceding the Termination Date;

(c)	“Confidential Information” has the meaning given to it in clause 15.2;

(d)	“Customer” means any person, firm, company or other organisation whatsoever to whom or which the Company distributed, sold or supplied Company Goods or Company Services during the two years immediately preceding the Termination Date and with whom or which, during such period:

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(i)	the Executive had material dealings in the course of his employment; or

(ii)	any employee who was under the direct or indirect supervision of the Executive had material dealings in the course of his employment;

(e)	“Prospective Customer” means any person, firm, company or other organisation whatsoever with whom or which the Company shall have had negotiations or discussions regarding the possible distribution, sale or supply of Company Goods or Company Services during the 12 months immediately preceding the Termination Date and with whom or which, during such period:

(i)	the Executive shall have had material dealings in the course of his employment by the Company; or

(ii)	any employee who was under the direct or indirect supervision of the Executive shall have had material dealings in the course of his employment by the Company;

(f)	“Restricted Goods” means any product, equipment or machinery of the same type or materially similar to Company Goods;

(g)	“Restricted Services” means any services of the same type or materially similar to Company Services;

(h)	“Restricted Period” means the period of 6 months immediately following the Termination Date;

(i)	“Termination Date” means the date of termination of the Employment.

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19.2	Without prejudice to clause 14.1, the Executive hereby undertakes with the Company that he will not either during the Employment nor during the Restricted Period without the prior written consent of the Company whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

(a)	in competition with the Company, be employed or engaged or otherwise interested in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services;

(b)	in competition with the Company, in respect of Restricted Goods or Restricted Services, solicit business from or canvass any Customer or Prospective Customer;

(c)	in competition with the Company, in respect of Restricted Goods or Restricted Services, accept orders from, or have any business dealings with, any Customer or Prospective Customer;

(d)	solicit or induce or endeavor to solicit or induce any person who, on the Termination Date, was a director or employee of the Company to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)	employ or otherwise engage in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services any person who, during the 12 months preceding the Termination Date, was a director or an employee.

19.3	If the Company exercises its right to suspend the Executive’s duties and powers under clauses 5.2 or 5.3 during any period after notice of termination of the Employment has been given by the Company or the Executive, the aggregate of the period of the suspension and the period after the Termination Date for the which the covenants in sub-clause 19.2 shall apply shall not exceed 12 months and, if the aggregate of the two periods would exceed 12 months, the period after the Termination Date for which the covenants in sub clause 19.2 shall apply shall be reduced accordingly.

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19.4	Clause 19.2 shall also apply as though references to “the Company” include references to each Group Company in relation to which the Executive has in the course of his duties for the Company or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers,

but so that references in clause 19.1 to “the Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this clause 19.4 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company.

19.5	The Executive hereby undertakes with the Company that he will not at any time after the termination of the Employment in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment.

19.6	While the restrictions in this clause 19 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

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20.	Grievance and disciplinary procedure

20.1	If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the Chief Executive Officer setting out the nature and details of any such grievance or dissatisfaction.

20.2	A copy of the Company’s disciplinary procedure is available on request.

21.	Collective Agreements

21.1	There are no collective agreements in force which affect the terms and conditions of the Executive’s Employment.

22.	Data Protection

22.1	By signing this Agreement, the Executive consents to the Company or any Group Company holding and processing both electronically and in hard copy form any personal sensitive data relating to the Executive as part of its personnel and other business records, for compliance with applicable procedures, laws and regulations and for providing data to external suppliers who administer his benefits solely for the purpose of providing the Executive with those benefits and may use such information in the course of the Company’s or any Group Company’s business. The Executive agrees that the Company or any Group Company may disclose such information to third parties in the event that such disclosure is in the Company’s or any Group Company’s view required for the proper conduct of the Company’s or any Group Company’s business.

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23.	Notices

23.1	Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the face hereof or to his last known place of residence.

23.2	Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

24.	Former Service Agreements

24.1	This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive.

24.2	The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company or any Group Company.

25.	Choice of law and submission to jurisdiction

25.1	This Agreement shall be governed by and interpreted in accordance with English law.

25.2	The parties hereby submit to the jurisdiction of the Courts of England and Wales, but this Agreement may be enforced by the Company in any court of competent jurisdiction.

26.	Third party rights

Nothing in this Agreement confers on any third party any benefits under the provisions of the Contracts (Rights of Third Parties) Act 1999.

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IN WITNESS whereof this Agreement has been executed as a deed the day and year first above written.

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SCHEDULE 1

The following constitutes the statement of the particulars of employment of the Executive issued pursuant to the Employment Rights Act 1996. The particulars are those which apply on the date of this Agreement.

Name of employer - the Company as defined on page 1 above.

Name of employee - the Executive as defined on page 1 above.

Date of commencement of continuous period of employment - see clause 3

Scale or rate of remuneration or method of calculating remuneration - see clause 6

Intervals at which remuneration is paid - monthly - see clause 6.1

Hours of work - there are no fixed hours of work - see clause 4

Holidays (including public holidays) and holiday pay - see clause 10

Sickness or injury and sick pay - see clause 11

Pension - see clause 12

Notice - see clause 3

Job Title - see clause 2.1

Place of work - see clause 4. The employer’s address is as stated on page 1.

Collective agreements - the Company is not a party to any collective agreements which affect the Executive’s employment.

Working overseas - the Executive may be required to work overseas for periods exceeding one month, however there are currently no particulars to be entered in this regard.

Disciplinary and grievance procedures - see clause 20.

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SIGNED by [ ]
on behalf of the Company

SIGNED by James Walton

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